SEC FILE NUMBER: 000-50589
                                                                       ---------

                                                       CUSIP NUMBER: 918032 20 2
                                                                     -----------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):    [_] Form 10-K or 10-KSB   [_] Form 20-F   [_] Form 11-K
                [X] Form 10-Q or 10-QSB   [_] Form 10-D   [_] Form N-SAR
                [_] Form N-CSR

                  For Period Ended:    March 31, 2007
                                   --------------------

                    [_]  Transition Report on Form 10-K or 10-KSB

                    [_]  Transition Report on Form 20-F

                    [_]  Transition Report on Form 11-K

                    [_]  Transition Report on Form 10-Q or 10-QSB

                    [_]  Transition Report on Form N-SAR

                  For the Transition Period Ended:
                                                  ------------------------------

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:
                                          --------------------------------------

                         PART I - REGISTRANT INFORMATION

Full Name of Registrant:     Utix Group, Inc.
                        --------------------------------------------------------

Former Name if Applicable:
                          ------------------------------------------------------

Address of Principal Executive Office (STREET AND NUMBER):
7 New England Executive Park, Suite 610
--------------------------------------------------------------------------------

City, State and Zip Code:     Burlington, MA 01803
                         -------------------------

                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       |  (a)  The reasons described in reasonable detail in Part III of this
       |       form could not be eliminated without unreasonable effort or
       |       expense;
       |
       |  (b)  The subject annual report, semi-annual report, transition report
[X]    |       on Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or
       |       portion thereof will be filed on or before the 15th calendar day
       |       following the prescribed due date; or the subject quarterly
       |       report or transition report on Form 10-Q or 10-QSB, or subject
       |       distribution report on Form 10-D, or portion thereof, will be
       |       filed on or before the fifth calendar day following the
       |       prescribed due date; and
       |
       |  (c)  The accountant's statement or other exhibit required by Rule
       |       12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

         We were not able to file our Quarterly Report on Form 10-QSB, for the three-month period ended March 31, 2007, on or prior to May 15, 2007, because our financial information could not be compiled and reviewed internally in a time frame sufficient to permit our independent auditors to review such information on a timely basis, without unreasonable effort and expense. It is anticipated that the subject report will be filed on or before the fifth calendar day following the prescribed due date.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Anthony G. Roth              (781)             229-2589
--------------------------------------------------------------------------------
            (Name)                 (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


                                                                  [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [_] Yes [X] No

                                UTIX GROUP, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 16, 2007                    By:  /s/ Anthony G. Roth
      ---------------------                --------------------------------
                                           Name: Anthony G. Roth
                                           Title: President and Chief Executive
                                           Officer

                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                      -3-